Exhibit 99.1

For Release at 1:05 p.m. Pacific Time, 11/12/14

Iteris Reports Fiscal Second Quarter 2015 Results

- Record Roadway Sensors Revenues up 16% to $10.2 Million -

- Board Approves $3.0 Million Increase to Stock Buyback Program -

SANTA ANA, Calif. — November 12, 2014 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal second quarter ended September 30, 2014.

Fiscal Q2 2015 Highlights vs. Same Year-ago Quarter

•                  Total revenues up 9% to $18.6 million

•                  Roadway Sensors revenues up 16% to a record $10.2 million

•                  Transportation Systems revenues up 6% to $7.3 million

•                  Transportation Systems added $9.7 million in new contracts

•                  Repurchased approximately 145,000 shares of common stock for $243,000

Fiscal Q2 2015 Financial Results

Total revenues in the second quarter of fiscal 2015 increased 9% to $18.6 million compared to $17.0 million in the same quarter a year ago. The increase was driven by a 16% increase in Roadway Sensors and a 6% increase in Transportation Systems, while iPerform, which represented only 6% of total revenues, declined $282,000 or 21%.

The increase in Roadway Sensors revenues was largely attributable to the success of various growth initiatives, including increases in the distribution of certain OEM products for the intersection market such as traffic controllers and related intersection equipment. The increase in Transportation Systems revenues was primarily attributed to the start of certain new projects in the backlog, while the decrease in iPerform revenues was due to lower sales of legacy offerings.

Gross margin in the second quarter of fiscal 2015 decreased 130 basis points to 39.3% compared to 40.6% in the same quarter a year ago. The decrease in gross margin was primarily due to the sales mix of OEM products within the Roadway Sensors segment, which generally yield lower gross margins than Roadway Sensors’ core products.  Although OEM products yield lower gross margins, Iteris expects the OEM business to continue contributing income to the Roadway Sensors segment.

Operating expenses in the second quarter of 2015 increased to $7.6 million compared to $5.9 million in the same quarter a year ago. The increase was largely due to approximately $600,000 in audit fees and approximately $500,000 in outside consulting fees associated with contract revenue testing and the completion of the company’s fiscal year 2014 audit.  As a result of this activity, Iteris has improved its internal controls and processes and believes the costs for future annual audits will decline substantially despite the additional recurring costs expected in future periods for the improvements to the internal controls and processes.  To a lesser extent, operating expenses in the second quarter increased as a result of planned increases in headcount and sales and marketing expenses in iPerform, as well as accelerated research and development expenses in iPerform.

Operating loss in the second quarter was $320,000 compared to operating income of $1.0 million in the year-ago quarter. Net loss in the second quarter was $187,000 or $(0.01) per share, compared to net income of $661,000 or $0.02 per share in the same quarter a year ago. The decrease in net income was due to the increase in operating expenses primarily related to continued investment in product development and sales and marketing in iPerform, and an increase in audit fees for the company’s fiscal year 2014 audit.

During the second quarter of fiscal 2015, Iteris repurchased approximately 145,000 shares of its common stock for $243,000. Since implementing a series of stock repurchase programs beginning in August 2011, the company has repurchased approximately 2.6 million shares for an aggregate purchase price of approximately $4.2 million.

On November 6, 2014, the company’s board of directors approved a $3.0 million increase to the company’s stock repurchase program, which had approximately $153,000 remaining.

Total backlog at the end of the second quarter of fiscal 2015 increased to $40.9 million, compared to $38.8 million in the prior quarter and $40.0 million in the year-ago quarter. The increase in backlog was primarily due to Transportation Systems adding $9.7 million in new contracts. Backlog at September 30, 2014 was comprised of $32.2 million from Transportation Systems, $5.4 million from Roadway Sensors and $3.3 million from iPerform.

Management Commentary

“Our second quarter marked the fifth consecutive quarter of double-digit growth in our Roadway Sensors business,” said Abbas Mohaddes, president and CEO of Iteris. “Following in step with the first quarter, the record second quarter in Roadway Sensors was primarily due to increased sales of OEM distributed products. The OEM distribution strategy complements our integrated product and service offerings, contributing to both our top and bottom line. Transportation Systems returned to growth in the quarter due to the start of new projects and particularly the $10.1 million in new contracts signed during our first fiscal quarter.”

“We continue to realize success with our various growth initiatives for iPerform. While iPerform revenues declined due to selling fewer legacy products, we launched ClearPath Ag 2.0 as planned and have already received positive market feedback.”

“We believe the precision agriculture marketplace presents a significant growth opportunity in the near-term, particularly as we develop and market our field level predictive weather and soil information solutions. In fact, we plan to launch our next product in December, which is designed to provide users with highly accurate soil temperature and moisture conditions, in addition to other weather related features provided by previous versions.”

“As we work through the second half of our fiscal year, we plan to maintain our strategy of utilizing our core businesses to fund the strategic investments in iPerform that we believe can create unique and effective solutions for our customers and substantial returns to our shareholders.”

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its fiscal second quarter 2015 and YTD results.

Iteris’ CEO Abbas Mohaddes and Interim CFO Craig Christensen will host the call, followed by a question and answer period.

Date: Wednesday, November 12, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-438-5448

International dial-in number: 1-719-457-2727

Conference ID: 2788296

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 26, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 2788296

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic and weather analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, hyper-local weather solutions and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the company’s future performance and operating results, including operating costs, our expected growth opportunities, the timing and efficacy of new products, and the market demand for and acceptance of our products, technologies and services. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; our ability to successfully develop, market and sell software-based solutions, specifically our IterisPeMS™ software; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; the availability of components used in the manufacture of certain of our products; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	March 31, 2014
	(unaudited)
ASSETS:
Cash	$22,386	$20,414
Trade accounts receivable, net	11,880	12,349
Costs and estimated earnings in excess of billings on uncompleted contracts	4,814	5,813
Inventories	2,267	2,546
Prepaid expenses and other current assets	1,518	1,275
Current portion of deferred income taxes	1,429	1,429
Total current assets	44,294	43,826

Property and equipment, net	1,637	1,546
Long-term portion of deferred income taxes	6,173	6,112
Goodwill	17,318	17,318
Intangible and other assets, net	1,477	1,805
Total assets	$70,899	$70,607

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$11,012	$11,527
Billings in excess of costs and estimated earnings on uncompleted contracts	1,889	1,391
Total current liabilities	12,901	12,918
Long-term liabilities	1,110	199
Total liabilities	14,011	13,117
Stockholders’ equity	56,888	57,490
Total liabilities and stockholders’ equity	$70,899	$70,607

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Total revenues	$18,550	$17,027	$36,666	$34,057
Cost of revenues	11,251	10,115	22,560	20,419
Gross profit	7,299	6,912	14,106	13,638

Operating expenses:
Selling, general and administrative	6,208	4,791	11,908	9,896
Research and development	1,287	949	2,366	1,733
Amortization of intangible assets	120	161	239	322
Change in fair value of contingent acquisition consideration	4	9	8	16
Total operating expenses	7,619	5,910	14,521	11,967
Operating (loss) income	(320)	1,002	(415)	1,671
Non-operating income (expense):
Other income (expense), net	—	12	(3)	9
Interest (expense), net	(5)	(4)	(4)	(8)
(Loss) income from continuing operations before income taxes	(325)	1,010	(422)	1,672
Benefit (provision) for income taxes	92	(349)	121	(581)
(Loss) income from continuing operations	(233)	661	(301)	1,091
Gain on sale of discontinued operation, net of tax	46	—	95	30
Net (loss) income	$(187)	$661	$(206)	$1,121

(Loss) income per share from continuing operations – basic and diluted	$(0.01)	$0.02	$(0.01)	$0.03
Gain per share from sale of discontinued operation – basic and diluted	$0.00	$0.00	$0.00	$0.00
Net (loss) income per share - basic and diluted	$(0.01)	$0.02	$(0.01)	$0.03

Shares used in basic per share calculations	32,585	32,629	32,621	32,575
Shares used in diluted per share calculations	32,585	32,864	32,621	32,790

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended September 30, 2014
Total revenues	$10,196	$7,284	$1,070	$18,550

Segment operating income (loss)	$2,123	$965	$(1,195)	$1,893
Corporate and other income (expense), net				(2,089)
Amortization of intangible assets				(120)
Change in fair value of contingent acquisition consideration				(4)
Operating loss				$(320)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended September 30, 2013
Total revenues	$8,777	$6,898	$1,352	$17,027

Segment operating income (loss)	$1,956	$743	$(263)	$2,436
Corporate and other income (expense), net				(1,264)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(9)
Operating income				$1,002

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Six Months Ended September 30, 2014
Total revenues	$19,216	$14,949	$2,501	$36,666

Segment operating income (loss)	$3,920	$1,819	$(1,889)	$3,850
Corporate and other income (expense), net				(4,018)
Amortization of intangible assets				(239)
Change in fair value of contingent acquisition consideration				(8)
Operating loss				$(415)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Six Months Ended September 30, 2013
Total revenues	$16,306	$15,156	$2,595	$34,057

Segment operating income (loss)	$3,170	$2,029	$(509)	$4,690
Corporate and other income (expense), net				(2,681)
Amortization of intangible assets				(322)
Change in fair value of contingent acquisition consideration				(16)
Operating income				$1,671